UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 25, 2016
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On March 1-2, 2016, Jason P. Wells, Senior Vice President and Chief Financial Officer of PG&E Corporation, the parent company of Pacific Gas and Electric Company (the “Utility”), will meet with various investment professionals during the UBS Utilities and Natural Gas One-on-One Conference to be held in Boston, Massachusetts.  In addition, other members of management will meet with various investment professionals in New York City during the Barclays Power and Utility Credit Conference to be held on March 1, 2016, and during the Morgan Stanley MLP/Diversified Natural Gas, Utilities & Clean Tech Conference to be held on March 3, 2016.

During these meetings, management will refer to the presentation slides that were used during PG&E Corporation’s earnings conference call and webcast held on February 18, 2016.  These materials previously have been furnished to the Securities and Exchange Commission on a Form 8-K dated February 18, 2016 and can be accessed through the “Investors” section of PG&E Corporation’s website at www.pgecorp.com.

Item 8.01 Other Events

California Public Utilities Commission’s (“CPUC”) Cost of Capital Decision

On February 25, 2016, the CPUC issued a decision to grant a petition for modification that had been filed by the Utility and the other two California investor-owned electric utilities to clarify that the CPUC’s previously adopted cost of capital adjustment mechanism would not be triggered before their 2018 cost of capital applications are due on April 20, 2017.  As a result, the Utility’s currently authorized return on equity of 10.40% and capital structure, consisting of 52% common equity, 47% long-term debt, and 1% preferred stock, will remain the same for 2017.

CPUC’s Investigation Regarding Natural Gas Distribution Facilities Record-Keeping Practices

On February 26, 2016, the Utility, the CPUC’s Safety and Enforcement Division (“SED”), The Utility Reform Network (“TURN”), and the City of Carmel-by-the-Sea (“Carmel”) filed their opening briefs in the CPUC’s enforcement proceeding brought against the Utility to investigate whether the Utility violated applicable laws pertaining to record-keeping practices with respect to maintaining safe operation of its natural gas distribution service and facilities.  In its brief, the SED cites alleged record-keeping violations related to various natural gas distribution incidents, the Utility’s pre-excavation location and marking practices, causal evaluation practices, and compliance with regulations governing pressure validation for certain distribution facilities.  The SED recommends that the CPUC impose penalties on the Utility of approximately $112 million for these alleged violations.  Carmel recommends that the CPUC impose penalties on the Utility of up to approximately $652 million, including approximately $137 million for the natural gas explosion that occurred in Carmel on March 3, 2014 (for which the Utility has previously paid a CPUC-imposed penalty of $10.85 million).

The SED also recommends that the CPUC require the Utility to undertake various remedial actions with respect to its gas distribution system records and facilities and that the Utility be prohibited from recovering remedial-related costs from ratepayers.  TURN also recommends that the Utility be required to undertake remedial actions, fund annual SED audits of the Utility’s record-keeping practices for a period of ten years, and promptly correct any deficiencies identified in those audits.  Carmel also recommends various remedial measures.

The Utility’s and other parties’ reply briefs are due on March 31, 2016.  After briefing is concluded, it is anticipated that the administrative law judge overseeing the proceeding will issue one or more presiding officer's decisions (“POD”) identifying any violations determined to have been committed, the amount of any penalties and required remedial actions.  Based on the CPUC’s rules, after a POD is issued, the Utility and other parties would have 30 days to file an appeal of the POD with the CPUC.  Parties would then have 15 days to respond to appeals.  In addition, within 30 days after the POD is issued, a CPUC commissioner could request that the CPUC review the POD.  If an appeal is filed or a review is requested, it is uncertain when the CPUC would issue a final decision.

PG&E Corporation’s and the Utility’s future financial condition, results of operations, and cash flows could be materially affected depending on the ultimate amount of the penalty that is imposed and the ultimate amount of unrecoverable costs the Utility incurs to comply with required remedial measures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

	By:	/s/ LINDA Y.H. CHENG
Dated: February 29, 2016		LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

	By:	/s/ LINDA Y.H. CHENG
Dated: February 29, 2016		LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary